Execution Copy

Amendment No. 2 to Majority Stockholder Consent Agreement
[Xu Hong Bin]

This Amendment No. 2 to Majority Stockholder Consent Agreement (this “Amendment”) is made and entered into as of September 26, 2008, by and among Heckmann Corporation, a Delaware corporation (“Parent”), and Xu Hong Bin (the “Consenting Stockholder”), and amends that certain Majority Stockholder Consent Agreement (the “Agreement”) by and between Parent and the Consenting Stockholder dated as of May 19, 2008, as amended by Amendment No. 1 to Majority Stockholder Consent Agreement dated as of September 19, 2008.

Recitals

A. Parent, Heckmann Acquisition II Corp., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and China Water and Drinks, Inc., a Nevada corporation (the “Company”) have entered into an agreement and plan of merger and reorganization (the “Merger Agreement”), pursuant to which the Company will be merged with and into Merger Sub (the “Merger”) with the Company ceasing to exist and Merger Sub remaining as a wholly owned subsidiary of Parent.

B. Pursuant to Section 7.2 of the Agreement, Parent and the Consenting Stockholder may amend the Agreement by signing an instrument in writing.

C. In light of extraordinary conditions in world credit and capital markets, the desire of Parent to preserve its cash in light of these conditions, the de minimis price paid for Company Common Stock by the Consenting Stockholder, and other factors, the Consenting Stockholder has agreed to sell some of his shares of Company Common Stock that he owns directly or indirectly to Parent immediately prior to the Effective Time of the Merger at a price significantly lower than the Merger consideration.

D. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

Now therefore, in accordance with the procedures for amendment of the Agreement set forth in Section 7.2 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:

SECTION 1: Amendment

1.1 Recital D of the Agreement is amended and restated in its entirety to read as follows:

“Concurrently with the execution of this Agreement, Parent, the Company and certain specified holders of Company Common Stock are entering into an undertaking agreement (the “Undertaking Agreement”), pursuant to which each such holder will (i) immediately prior to the Effective Time, sell to Parent each share of Company Common Stock held by such holder, and (ii) provide a general release of claims against the Company, Parent and Merger Sub.”

1.2 Clause (ii) of Recital G is amended and restated in its entirety to read as follows:

“(ii) sell the Transferred Shares to Parent and elect to receive stock in the Merger with respect to the Stock Electing Shares.”

1.3 Section 2 of the Agreement is amended and restated in its entirety to read as follows:

“SECTION 2: Sale and purchase of Shares; Election Pursuant to Merger Agreement

2.1 Sale. Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time (the “Share Sale Closing”) :

2.1(a)  The Consenting Stockholder shall sell, assign, transfer, convey and deliver to Parent, and Parent shall purchase from the Consenting Stockholder, the Transferred Shares, free and clear of any and all Liens. The Transferred Shares, together with the Stock Electing Shares, constitute 100% of the Shares held, beneficially and of record, by the Consenting Stockholder. The Consenting Stockholder will execute such further instruments and provide such further information, including declarations related to Taxes, as Parent shall reasonably request in connection with the foregoing. The Consenting Stockholder acknowledges that his election to sell the Transferred Shares under this Agreement was made on a completely voluntary basis.

2.1(b) In consideration for the transfer of Shares pursuant to Section 2.1(a), Parent shall pay to the Consenting Stockholder the amount in cash set forth opposite the Consenting Stockholder’s name on Schedule A by wire transfer of immediately available funds to such bank accounts as the Consenting Stockholder shall designate in writing to Parent within 3 days of the purchase.

2.2 Election. The Consenting Stockholder hereby elects (the “Stock Election”) to, in the event the Merger occurs, receive in the Merger shares of Parent Common Stock at the Exchange Ratio in respect of the Stock Electing Shares. The Consenting Stockholder agrees that, subject to the consummation of the Merger, the Stock Election is unconditional and irrevocable. The Consenting Stockholder acknowledges that his Stock Election pursuant to this Section 2.2 was made on a completely voluntary basis. The Consenting Stockholder will execute such further instruments and provide such further information relevant to the Stock Election, including declarations related to Taxes, as Parent shall reasonably request in connection with the foregoing.

2.3 Effectiveness; Agreement Not to Revoke. The Consenting Stockholder acknowledges and agrees that the Stock Election is effective upon the execution and delivery thereof to Parent in accordance with Section 2.2 above, and the Consenting Stockholder will not revoke, seek to revoke, or take any action, directly or indirectly, for the purpose of, or having the effect of, revoking or seeking to revoke, the Stock Election. The Consenting Stockholder also covenants and agrees to re-execute and re-deliver the Stock Election as and when requested by Parent in order that such Stock Election remains continuously in effect at all times from the date hereof through the first to occur of (a) the Effective Time, or (b) the Termination.

2.4 Termination. This Agreement shall terminate, without liability to any party other than for willful breach, upon any termination of the Merger Agreement. The provisions of Section 7 (Miscellaneous) and Section 5.3 (Public Disclosure) shall survive any termination.

2.5 Conditions. Parent’s obligation to consummate the Contemplated Transactions shall be subject to:

2.5(a) satisfaction of all pre-closing conditions to the Merger Agreement, including all necessary shareholder approvals;

2.5(b) the receipt of all necessary consents or approvals, the making of any required filings or applications, and the absence of any legal or regulatory restriction, pending or threatened, in connection with the Contemplated Transactions, including the absence of any pending or threatened restrictions pertaining to ownership of the Shares or operation of the business of the Company; and

2.5(c) the representations and warranties of the Consenting Stockholder being true and correct as of the Share Sale Closing, and all obligations required to be performed by the Consenting Stockholder prior to the Share Sale Closing having been so performed.”

1.4 Section 5.6(b) of the Agreement is hereby amended and restated in its entirety to read as follows:

“5.6(b) Each Releasing Party acknowledges that (i) the cash price paid per share pursuant to Section 2.1(a) is less than the cash election price in the Merger and, as of the date hereof, than the stock election under which Parent Common Stock will be issued, (ii) Parent Common Stock could trade at prices lower or higher than the current price, and (iii) Parent may take any number of actions that could have an effect on the price of its stock, including the issuance of Parent Company Stock and mergers or acquisitions. To the extent that Releasing Party is receiving cash hereunder, he will not participate in any appreciation of Parent’s Common Stock. Any and all Causes of Action, without limitation arising from or relating to such differences in value or such other transactions or such increases or decreases in value are encompassed within the scope of the release set forth herein.”

1.5 The parenthetical “(to the extent of the Merger Consideration received by the Consenting Stockholder in connection with the Merger)” in Section 6.2(a) of the Agreement is hereby amended and restated in its entirety to read as follows: “(to the extent of the consideration received by Consenting Stockholder in connection with the Merger and under Section 2.1(a)).”

1.6 Section 6.2(c) of the Agreement is hereby amended and restated in its entirety to read as follows:

6.2(c) Monetary Limitation. No claim for Losses may be brought under this Section 6.2 unless and until the aggregate amount of all claims for Losses of a Parent Indemnified Party is at least $5 million (without double counting for the same threshold in the stockholder written consent agreements between Parent and Chen Xing Hua) whereupon all claims for Losses of such Parent Indemnified Party may be brought by such Parent Indemnified Party, and the maximum liability of the Stockholder Indemnifying Parties shall be the sum of (i) the total Value of consideration received by the Consenting Stockholder under the Merger as of the Effective Time (based on Parent Common Stock valued in the manner described in Section 6.2(e) below, but with the 15-day trading period ending on the day before the day on which the Effective Time occurs), and (ii) the purchase price paid by Parent for the Transferred Shares.

1.7 The following defined terms are added to Exhibit A:

Stock Electing Shares. “Stock Electing Shares” shall mean the number of Shares set forth opposite the Consenting Stockholder’s name on Schedule A under the heading “Stock Electing Shares.”

Transferred Shares. “Transferred Shares” shall mean the number of Shares set forth opposite the Consenting Stockholder’s name on Schedule A under the heading “Transferred Shares.”

1.8 Schedule A of the Agreement is amended and replaced in its entirety with Schedule A attached hereto.

SECTION 2: MISCELLANEOUS PROVISIONS

2.1 Effectiveness. This Amendment shall become effective upon execution.

2.2 Limited Nature of Amendment. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms and this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, representations, warranties, covenants or agreements contained in the Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

2.3 Governing Law. Except to the extent that the corporate laws of the State of Delaware apply to a party, this Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

2.4 Execution of Agreement; Counterparts; Electronic Signatures.

2.4(a) This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

2.4(b) The exchange of copies of this Amendment and of signature pages by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf” format), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by a combination of such means, shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of an original Amendment for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

2.4(c) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery, or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Amendment or any other document contemplated by this Amendment (including any amendment or other change thereto) unless and until such party shall have executed this Amendment or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Amendment or such other document contemplated.

2.5 Legal Representation of the Parties. This Amendment was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Amendment to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

2.6 Headings. The headings contained in this Amendment are for convenience of reference only, shall not be deemed to be a party of this Amendment and shall not be referred to in connection with the construction or interpretation of this Amendment.

[Remainder of page intentionally left blank - signature page follows]

In Witness Whereof, the parties have caused this Amendment to be executed as of the date first above written:

PARENT:

Heckmann Corporation

By:

Name:

Title:

CONSENTING STOCKHOLDER:

Xu Hong Bin

SCHEDULE A

Name of Consenting Stockholder	Transferred Shares	Stock Electing Shares	Purchase Price (US$)
Xu Hong Bin	5,400,000	30,600,000	$15,000,000